Exhibit 10.4

MANAGEMENT SERVICES AGREEMENT

This MANAGEMENT SERVICES AGREEMENT (this “Agreement”) is made and entered into as of this 21st day of June, 2016, by and among Black Ridge Holding Company, LLC (“Company”), a Delaware limited liability company, and Black Ridge Oil & Gas, Inc., a Nevada corporation (“Manager”). Company and Manager may be referred to individually herein as a “Party” and collectively as the “Parties”.

WITNESSETH:

WHEREAS, Company owns certain Oil and Gas Properties (as defined in the LLC Agreement referred to below) as of the date hereof and may from time to time hereafter acquire additional Oil and Gas Properties (all such Oil and Gas Properties, collectively, the “Properties”).

WHEREAS, Manager, Chambers Energy Capital II, LP and CEC II TE, LLC have entered into that certain Limited Liability Company Agreement, dated as of the date hereof (the “LLC Agreement”).

WHEREAS, Company desires to engage Manager to provide certain services required by Company, including, without limitation, administrative, accounting, and technical services, and Manager is willing to accept such engagement, all upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing, the terms and provisions set forth herein and the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.                  Services.

1.1              Company hereby engages Manager, as of April 1, 2016 (the “Effective Date”), to provide the services set forth on Schedule I (the “Services”).

1.2              Manager hereby accepts the engagement provided for in Section 1.1 above and agrees to perform the duties and responsibilities set forth herein during the term of this Agreement.

1.3              Manager may engage or contract for, or cause to be engaged or contracted for, on behalf of Company, the goods and services of third-party subcontractors, suppliers, vendors and other providers to perform the Services or any part of the Services; provided that, other than with respect to Approved Third Party Expenses (as hereinafter defined), the expense and all costs payable to or otherwise incurred in connection with the retention of any such third-party service provider shall be borne by Manager. “Approved Third Party Expenses” shall include, without limitation, charges actually incurred on behalf of Company in connection with: (i) the annual audit of Company’s consolidated financial statements by an independent auditor; (ii) the provision of legal services by outside legal counsel with respect to Company’s legal matters; (iii) the preparation of any reserve report or engineering report by an independent petroleum engineer; and (iv) the provision of insurance protecting Company’s assets and the business of Company against loss and to protect Company, its directors and officers, against liability to third parties arising out of Company’s operations. At Company’s election, Approved Third Party Expenses may be paid by Manager and subject to reimbursement by Company as provided in Section 2.3, or billed directly to Company from such third-party service provider. Upon request, Manager shall provide to Company all pertinent information, including copies of invoices, regarding such Approved Third Party Expenses.

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1.4              Company shall provide direction to Manager where business decisions are required in the performance of the Services. Where necessary for the performance of the Services, Company shall designate Manager as its authorized agent.

1.5              Manager may not delegate its principal, decision-making authority under this Agreement to any person other than to the members of Manager management; provided, Manager may delegate the whole or any part of its other functions hereunder to any affiliate, employee or consultant of Manager. Manager shall, notwithstanding any such delegation, remain responsible for the performance of its obligations as set forth in this Agreement.

2.                  Performance Obligations.

2.1              The Services will be provided in a good and workmanlike manner, in accordance with standard practices of similar providers of such services to similarly situated companies engaged in the oil and gas industry.

2.2              Company shall pay Manager, as compensation for the Services, an annual fee of $2,000,000 (less any amounts in excess of $200,000 related to the items specified on Schedule II hereto) (the “Annual Fee”) to be paid in equal 90-day installments (calculated on a 360-day year) of $500,000 (or such lesser amounts if the fees related to the items specified on Schedule II hereto during the course of the year have exceeded $200,000), payable in advance (the “Quarterly Fee”), during the term of this Agreement. The Quarterly Fee shall be paid on the first day of each 90-day period (the “Payment Date”) by wire transfer into a bank account designated by Manager in writing. Notwithstanding the previous sentence, the first Payment Date shall be on the date hereof, and the first 90-day period shall commence as of the Effective Date. The Annual Fee shall not include any fees related to the items specified on Schedule II hereto. The Annual Fee shall be reduced by $0.75 per year for each $1.00 of management fee revenue (or any other consideration received with respect to management fees) that Manager receives from third parties after the date hereof, provided that the Annual Fee shall not be reduced below $1,000,000 per annum. The adjusted Annual Fee amount shall be paid quarterly as set forth in this Section 2.2, and no adjustments shall be made to previously paid Quarterly Fees.

In addition to the Quarterly Fee, Company shall reimburse Manager for all Approved Third Party Expenses (except for those Approved Third Party Expenses Manager elects to have billed directly to Company pursuant to Section 1.3).

2.3              Manager shall maintain adequate accounting records, which in reasonable detail fairly reflect the Services contemplated hereunder. During the term of this Agreement, Manager shall afford to Company’s representatives, advisers and consultants the right (the “Audit Right”) to review and examine the books and records of Manager which relate to the provisions of the Services at any reasonable time during the regular business hours of Manager. The fees and expenses of the Audit Right shall be borne by Company.

2.4              During the term of this Agreement, Manager agrees that the Company will have a co-invest right on any transactions that Manager locates, facilitates or manages for a third-party, including the right to exercise and fulfill any option Manager has to participate as a co-investor.

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3.                  Independent Contractor Status.

3.1              Manager and all affiliates and employees of either Manager or any of its affiliates providing Services hereunder shall be engaged in a capacity as an independent contractor with full control over the manner and method of performance of the Services, subject to the limitations set forth in this Agreement.

3.2              Company understands and agrees that Manager’s relationship to Company under this Agreement is strictly a contractual arrangement on the terms and conditions set forth in this Agreement, and hereby waives any and all rights that it may otherwise have under applicable law or legal precedents to make any claims or take any action against Manager’s affiliates, officers, directors, members, agents or representatives based on any theory of agency, fiduciary duty or other special standard of care. Company understands and agrees that no fiduciary duty or other legal duty or obligation or special standard of care shall be imposed on Manager or any of its affiliates by virtue of this Agreement.

4.                  Term.

4.1              This Agreement shall remain in effect, either (i) terminated by either party after such party has provided ninety (90) days written notice or (ii) upon a Change of Control (as defined in the LLC Agreement) of Company. If this Agreement is terminated by the Company prior to January 1, 2017, the Company shall, if a positive number, pay Manager a termination fee equal to (A) $2,000,000 multiplied by a fraction, the numerator of which is the number of days remaining in the 2016 calendar year from and after the Effective Date, as adjusted to reflect a 360-day year, and the denominator of which is 360, less (B) the amount paid by the Company to Manager under Section 2.2 of this Agreement prior to the date of termination. For the avoidance of doubt, if the Company provides written notice prior to January 1, 2017 of its intent to terminate this Agreement subsequent to December 31, 2016, the Company shall not be required to pay Manager any fees other than the pro rata portion of the Annual Fee that Manager would otherwise be entitled to receive for providing Services prior to the termination of this Agreement.

5.                  Representations and Warranties of the Company and the Manager.

5.1              Representation and Warranty by the Manager. The Manager hereby represents and warrants to the Company the following: The execution, delivery and performance, of this Agreement will not contravene, conflict with or result in a violation of any law, order or act of any governmental authority, provision of the certificate of incorporation of bylaws of the Manager, or any other agreement with any person. No consent or authorization of, filing with, notice to or other act by or in respect of, any governmental authority or any other person that has not been obtained on or before the Closing is required to be obtained by the Manager in connection with the execution, delivery, performance, validity or enforceability of this Agreement. The execution, delivery and performance of this Agreement will not result in a violation by the Manager of any requirement of law or any contractual obligation of the Manager that has not been waived and will not result in, or require, the creation or imposition of any lien on any of its properties or revenues pursuant to any requirement of law or any such contractual obligation.

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5.2              Representation and Warranty by the Company. The execution, delivery and performance, of this Agreement will not contravene, conflict with or result in a violation of any law, order or act of any governmental authority, provision of the certificate of formation or limited liability company agreement of the Company, or any other agreement with any person. No consent or authorization of, filing with, notice to or other act by or in respect of, any governmental authority or any other person that has not been obtained on or before the Closing is required to be obtained by the Company in connection with the execution, delivery, performance, validity or enforceability of this Agreement. The execution, delivery and performance of this Agreement will not result in a violation by the Company of any requirement of law or any contractual obligation of the Company that has not been waived and will not result in, or require, the creation or imposition of any lien on any of its properties or revenues pursuant to any requirement of law or any such contractual obligation.

6.                  Indemnification.

6.1              Indemnification by Manager. Manager will indemnify and defend Company, its directors, officers, employees, managers, equity holders, and agents and hold them harmless from and against any liability, damage, penalty, fee, cost, expense or obligation (including reasonable attorneys’ fees and disbursements) arising from any breach of this Agreement by Manager or from any other action or omission by Manager in the performance of its duties hereunder, if such action or omission constitutes gross negligence, recklessness or misconduct on the part of Manager.

6.2              Indemnification by Company. Company will indemnify and defend Manager, its directors, officers, employees and agents and hold them harmless from and against any liability, damage, penalty, fee, cost, expense or obligation (including reasonable attorneys’ fees and disbursements) arising from any breach of this Agreement by Company or from any other action or omission by Company in the performance of its duties hereunder, if such action or omission constitutes gross negligence, recklessness or misconduct on the part of Company.

6.3              Limitation of Liability. Notwithstanding anything in this Agreement to the contrary, neither party will have any liability to the other party for any special, consequential or punitive damages.

6.4              Third Party Claims. Manager will immediately notify Company if a claim is made by a third party with respect to (i) this Agreement, (ii) any matter arising from the Services, or (iii) any Properties that are the subject of this Agreement. Manager will propose counsel to defend any such claim and Company will have the right to approve such counsel or direct Manager to retain counsel of Company’s choosing. Company will pay all expenses in connection with the defense of such claim, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered in respect of such claim, except when the claim results from Manager’s negligence, misconduct or recklessness.

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7.                  Assignment.

6.1 Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned or delegated (whether by operation of law or otherwise) without the prior written consent of the other Parties, which consent shall not be unreasonably withheld; provided, that the foregoing shall in no way restrict the performance of a Service by a subsidiary or a third-party as otherwise allowed hereunder.

8.                  Miscellaneous.

8.1              Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter herein and supersedes any and all prior or contemporaneous understandings, negotiations or agreements between the Parties and shall be binding upon and inure to the benefit of the Parties hereto and their respective legal representatives and permitted successors and assigns.

8.2              Amendments and Waiver. Any amendment, supplement, variation, alteration or modification to the Agreement must be made in writing and duly executed by an authorized representative or agent of each of the Parties.

8.3              Confidentiality. Manager will, and will cause each of its officers, directors, employees, agents or other representatives to, keep confidential all non-public information received from or otherwise relating to, Company, its subsidiaries, properties and businesses (“Confidential Information”), and will not, and will not permit its officers, directors, employees, agents or other representatives to, (a) disclose Confidential Information to any other person or (b) use Confidential Information for anything other than as necessary and appropriate in carrying out the business of Company. The restrictions set forth herein do not apply to any disclosures required by law or regulatory authority (pursuant to the advice of counsel), so long as (x) the person subject to such disclosure obligations provides prior written notice (to the extent reasonably practicable and permitted by applicable law) to Company stating the basis upon which the disclosure is asserted to be required, and (y) the person subject to such disclosure obligations takes all reasonable steps permitted by applicable law (without the obligation to spend money or incur liabilities) to oppose or mitigate any such disclosure. As used herein the term “Confidential Information” shall not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by Manager or its officers, directors, employees, agents, counsel, investment advisers or representatives (all such persons being collectively referred to as “Representatives”) in violation of this Agreement, (ii) is or was available to Manager on a non-confidential basis prior to its disclosure to Manager or its Representatives by Company or (iii) was or becomes available to Manager on a non-confidential basis from a source other than Company, which source is or was (at the time of receipt of the relevant information) not, to the best of Manager’s knowledge, bound by a confidentiality agreement with (or other confidentiality obligation to) Company or another person. Notwithstanding the foregoing, Manager may make all required regulatory filings regarding this Agreement, without the consent of Company; provided, that Manager will use commercially reasonable efforts to provide Company with an opportunity to review any Company-related disclosures contained in such filings prior to filing.

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8.4              Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.5              Counterparts. This Agreement may be executed by one or more of the Parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

8.6              Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF DELAWARE. THE Parties hereby irrevocably submit to the exclusive jurisdiction of the DELAWARE CHANCERY COURT LOCATED IN WILMINGTON, DELAWARE, or, if such COURT does not have jurisdiction, any Federal Court of the United States of America or other delaware state court located in THE STATE OF DELAWARE] and appropriate appellate courts therefrom, and each Party hereby irrevocably agrees that all claims in respect of such dispute, controversy or claim may be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Laws, any objection which they may now or hereafter have to the laying of venue of any such dispute, controversy or claim brought in any such court or any defense of inconvenient forum for the maintenance of such dispute, controversy or claim. Each Party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

8.7              WAIVERS OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY RELATED AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

8.8              Further Assurances. The Parties agree to take such actions and execute and deliver such other documents or agreements as may be necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby and thereby.

8.9              Titles and Subtitles. The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

8.10          Construction. The Parties hereto have jointly participated in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties hereto and no presumption or burden of proof will arise favoring or disfavoring any Party hereto because of the authorship of any provision of this Agreement.

8.11          Survival. All covenants, agreements, representations and warranties made in this Agreement shall survive the execution and delivery of this Agreement.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the date first above written.

BLACK RIDGE HOLDING COMPANY, LLC

By: /s/ Ken DeCubellis

Name: Ken DeCubellis

Designation: Chief Executive Officer

BLACK RIDGE OIL & GAS, INC.

By: /s/ Ken DeCubellis

Name: Ken DeCubellis

Designation: Chief Executive Officer

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SCHEDULE I

SERVICES

Accounting Dept.

•	Ongoing Management of Well Activity[1]

o   Process Revenue Checks Monthly

▪	Summarize Revenue by Operator Monthly by Well by Revenue Source– One Month Delay
•	Research and Manage Major Trends and Shifts in Production and Sales Price

o   Process JIB’s and Prepare Check Runs

▪	Summarize Expenses Monthly by Operator by Well by Expense Category –Two Month Delay
•	Research and Manage Development Projects
•	Research and Manage Major Trends and Shifts in LOE

•	Manage Cash Flows

o   Prepare Cash Flow forecast as needed

o   Monthly Operating Bank Account Reconciliations

•	Prepare and Update Revenue and Expense Forecasts as Needed

o   Project Monthly Revenue Forecast - Summarized by Quarter by Year – Two Years Forward

o   Project Monthly Development Cost Forecast - Summarized by Quarter by Year – Two Years Forward

o   Project Monthly Lease Operating Expense Forecast - Summarized by Quarter by Year – Two Years Forward

•	Prepare Quarterly Financial Reports

o   Prepare Quarterly Balance Sheet, Income Statement, and Cash Flow

▪	Calculate and Reconcile Accounts Payable and Accounts Receivable
▪	Account for and Reconcile Acquisition and Development Costs
▪	Calculate ARO Liability
▪	Calculate Capitalized Expenses including Interest
▪	Calculate Depletion Expense
▪	Calculate, Reconcile and Amortize Loan Origination and Debt Issuance Costs
▪	Account For Prepaid Operator Expenses

•	Prepare Annual Financial Statements

o   Summarize and Update All Monthly and Quarterly Calculations

o   Prepare Impairment Calculations

o   Prepare Work Papers for Auditors

o   Manage Audit Process

o   Coordinate and Review Tax Returns prepared by Tax Accountants

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1 NTD: To be discussed requirements for ongoing reporting, across the board

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•	Recommend and Manage Hedging Activity

o   Recommend, Coordinate, and Execute Hedge Contracts

o   Account for Monthly Payments or Receipts

o   Calculate and Account for Quarterly Asset/Liability

•	Assist in Banking Transactions

o   Recommend Draw and Payment Requests

o   Provide Information for Borrowing Base Redeterminations

•	Manage Semi Annual Reserve Report Preparation

o   Coordinate with External Reserve Engineers (3rd party engineer costs not included)

o   Provide Well Start Updates

o   Provide Production Updates

o   Provide LOE expense History

o   Provide Sales Price and Differential History

o   Review Reserve Report Drafts

Land Department

•	Maintenance of existing leases
o	Expiration/renewal management
o	Lease term compliance
o	Lessor relations
o	Monthly net acreage reports
•	Maintenance of existing wells
o	Review/execution of WI/NRI percentages and related documents
o	Review/execution of workover AFEs
o	Operator relations regarding production plans, workovers, recompletions, pumping methods, oil/gas/water takeaway
o	Daily and monthly gross/net production reports and projections (with Accounting Dept)
o	Prepare monthly visible wells report showing gross net wells producing, developing and permitted.
o	Support 3rd party reserve engineer and accounting dept. with semi-annual reserve report
•	Assessment of New Drilling Opportunities (i.e. AFEs on existing acreage)
o	Operator contact for development plan
•	spud date
•	completion date
•	completion design
•	updated cost expectations

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o	EUR Assessment
•	Analyze surrounding wells
•	Make necessary adjustments for completion design and well vintage
•	Provide EUR range to band IRR expectations
o	IRR Modeling
•	Provide an expected IRR range based on a multivariable financial model to include:
•	EUR
•	Drilling/Completion Capex
•	Oil & Gas Price Decks
•	Oil & Gas Differentials
•	Taxes
•	Fixed/Variable LOE
•	Drilling/Completion Timing and Capex Incurrence
o	Timely consent/execution of AFEs within 30-day requirement.
o	Divestment Services
•	Should a new AFE not reach internal IRR hurdles, land dept. will utilize non-op network to divest wellbore or acreage at acceptable prices
•	Acquisition Opportunity Assessment
o	For new deal opportunities reviewed by the land department, we will:
•	Execute NDAs under acceptable terms
•	Engage 3rd party reserve engineers to assist in valuation, as necessary (3rd party engineer costs not included)
•	Prepare PowerPoint presentations summarizing acreage location, EURs, offset development, size, cost, and IRR expectation
•	Prepare a well-level financial model in Excel incorporating the same variables as in the IRR Modeling above
•	Provide a recommendation to pursue opportunity or pass on opportunity.
o	Monthly Opportunities Summary, to include:
•	Seller
•	Acreage Location
•	Size (net acres & working interest)
•	Sales Price
•	Total Acquisition Cost
•	Summary of Acquisition Decision

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o	Acquisition Services
•	Execute PSA agreements on acceptable terms, utilizing legal counsel as necessary (3rd party legal costs not included)
•	Complete land due diligence utilizing 3rd party landmen as needed (3rd party landmen costs not included)
•	Assist accounting department in financial due diligence
•	Engage 3rd parties to complete environmental assessments as needed (3rd party environmental consultant costs not included)
•	Review and execution of final documents at closing
•	Integration of new wells/acreage into Excalibur
•	Initiate operator contact to ensure migration of all acquired assets from seller to Black Ridge
•	Accounting Dept. Joint Projects
o	Provide production volumes, cost updates and well start dates for company model
o	Engage operators of Black Ridge assets for projected timelines on future development projects
o	Cure operator revenue/JIB billing issues
•	Macro Projects
o	Continual assessment of Bakken performance/outlook from:
•	Operator Contacts/Meetings
•	NDIC
•	ND Pipeline Authority
•	Corporate presentations
•	Industry events
•	Non-op relationships
•	Data mining

Infrastructure

•	Employee and board compensation, benefits, insurance and payroll taxes
•	Office rent, computer systems, copier, postage
•	Excalibur accounting system
•	Subscriptions
•	Reasonable Travel expenses (could need additional depending on amount of acquisition work)
•	Additional accounting headcount could be needed depending on scale of new acquisitions

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SCHEDULE II

•	Well environment insurance consistent with coverage held in current policy’s held by Black Ridge Oil & Gas, Inc.
•	Annual State Licenses
•	Audit Fees include annual audit of Black Ridge Holding Company LLC
•	Tax Work includes annual filing of LLC Federal and State Tax returns and supporting schedules
•	Reserve Engineering includes one internally contracted mid-year engineering reserve report and a year-end 3rd party engineering reserve report
•	Outside legal fees, to the extent they are related to the normal day-to-day operations of Black Ridge Holding Company, LLC. Explicitly excluded from this Schedule are legal fees associated with debt restructurings/amendments, mergers & acquisitions, and extraordinary title or operator disputes. Any incurred legal fees related to these exclusions shall be agreed to between the parties.

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